Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED AND NOTED WITH “****”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

CONFIDENTIAL	Execution Version

MANUFACTURING AND SUPPLY AGREEMENT

[DEFINITY® (Perflutren Lipid Microsphere) Injectable Suspension]

This Manufacturing and Supply Agreement (this “Agreement”), dated as of February 1, 2012 (the “Effective Date”), is hereby entered into by and between Lantheus Medical Imaging, Inc., a corporation organized and existing under the laws of Delaware with its principal place of business at 331 Treble Cove Road, North Billerica, MA 01862 (“LMI”), and Jubilant HollisterStier LLC, a limited liability company organized and existing under the laws of Delaware with a place of business at 3525 North Regal Street, Spokane, Washington, 99207 (“HSL”).  LMI and HSL are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, HSL is experienced in the manufacture and supply of products;

WHEREAS, LMI desires that HSL manufacture the Product (as defined below) for and supply the Product to LMI on the terms and conditions set forth in this Agreement; and

WHEREAS, HSL is willing to manufacture the Product for and supply the Product to LMI on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.             DEFINITIONS

1.1           Defined terms.  As used herein, the following terms shall have the following meanings:

(a)      “Affiliate” means any corporation or other entity which controls, is controlled by, or is under common control with, a Party to this Agreement.  A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

(b)           “API” means the pharmacologically active drug substance, specifically

****, which is used to manufacture Product pursuant to the Product NDA.

(c)           “Batch” means a specific quantity of Product that is intended to have uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture.

(d)           “cGMPs” means the current good manufacturing practices in each Territory, as may be amended or supplemented from time to time, including the current good manufacturing practices required by the FDA pursuant to 21 CFR Parts 210 and 211 and ICH Q7, each as amended from time to time.

(e)           “CMC” means (i) manufacturing process development for all presentations of Product; (ii) all chemistry, manufacturing and control procedures necessary for the manufacturing, testing and quality control release of all presentations of the Product; and (iii) sourcing and testing of all raw materials and components used in the production of all presentations of Product.

(f)            “Calendar Quarter” means any period of three consecutive calendar months commencing with the first day of any January, April, July, or October.

(g)           “DMF” means a Drug Master File as described in 21 CFR 14.420.

(h)           “FDA” means the United States Food and Drug Administration or any successor entity thereto.

(i)            “Forecast” has the meaning set forth in Section 2.2(a).

(j)            “Initial Forecast” has the meaning set forth in Section 2.2(a).

(k)           “Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (iii) all trade secrets; and (iv) all other intellectual property rights arising from or relating to Technology.

(l)            “LMI Materials” means the materials supplied by LMI to HSL, as identified in the Proposal(s) (including, but not limited to, the API), which shall be used to manufacture Product pursuant to the Product NDA.

(m)          “Lot” means a Batch, or a specific identified portion of a Batch, which consists of at least ****L of bulk solution for conversion into Product.

(n)           “Product” means the final finished dosage form presentations of

DEFINITY® (Perflutren Lipid Microsphere) Injectable Suspension (or such other name as LMI may choose to use in the Territory) manufactured pursuant to the Product NDA and suitable for distribution in commerce in the Territory.

(o)           “Product NDA” means the New Drug Application filed with the FDA for the Product pursuant to the Federal Food, Drug and Cosmetic Act and the regulations promulgated thereunder, and any amendments or Supplemental New Drug Applications thereto, or documents incorporated by reference.

(p)           “Proposals” means proposals and quotations submitted by HSL to LMI and mutually accepted by both Parties in writing (including the final version of Quotation No: 973-5-11), copies of which shall be attached hereto, and are a part hereof.  In the event of any conflict between the Proposal(s) and this Agreement, the terms of this Agreement shall control.

(q)           “Quality Agreements” means the agreements described in Section 5.7.

(r)            “Specifications” means the written specifications for the Product attached hereto as Exhibit 1.1, as the same may be amended from time-to-time pursuant to the provisions of Section 2.7, and the quality standards, including tests, analytical procedures and acceptance criteria, that are established to confirm the quality of the Product which are mutually agreed to in writing and contained or referenced in the Master Batch Record for the Product or as otherwise mutually agreed to in writing by the Parties.

(s)           “Subsequent Forecast” has the meaning set forth in Section 2.2(a).

(t)            “Technology” means, collectively, all information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tool design, material  specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus design, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing,  in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.  For clarification Technology specifically excludes actual equipment.

(u)           “Term” shall have the meaning set forth in Section 3.1 of this Agreement.

(v)           “Territory” means the countries or regions described in Exhibit 1.2.  Additional countries or regions may be added to the Territory at LMI’s request and reasonable cost and expense (including, as evidenced by reasonable documentation made available to LMI, HSL’s reasonable internal personnel costs and out-of-pocket expenses) upon at least thirty (30) days prior written notice.

1.2           Interpretation.  References in this Agreement to the singular include references to the plural and vice versa.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, and Exhibits shall be deemed references to Articles and Sections of, and

Exhibits to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

2.             DEVELOPMENT SERVICES AND PRODUCT SUPPLY TERMS

2.1           Services.

(a)           Development.  HSL shall perform development services in support of the manufacture of Product as defined by the Proposal(s) and for the compensation set forth for such development services in the Proposal(s).  HSL hereby represents and warrants that it has the experience, capability and resources, including but not limited to sufficient personnel and supervisors, to efficiently and expeditiously perform such development services in a professional, competent and timely manner.  HSL further represents and warrants that it will at all times devote the necessary personnel and supervisors to perform such development services and that, in fulfilling its obligations, HSL shall assign only persons with the appropriate training and qualifications to perform such services.  LMI and HSL shall use commercially reasonable efforts to qualify HSL as a supplier of Product under the Product NDA.

(b)           No Debarment.  HSL represents that neither it, nor any of its employees, agents or consultants performing services under this Agreement, have been debarred, suspended, or otherwise excluded by the FDA or any other regulatory authority from conducting business and, to the best of its knowledge after due inquiry, are not under consideration to be debarred, suspended or otherwise excluded.  HSL agrees to notify LMI as soon as practicable upon HSL’s learning of the occurrence of any such debarment, conviction, investigation or inquiry relating to a potential debarment, suspension or exclusion, of any person performing services pursuant to this Agreement and agrees that said person shall be immediately prohibited from performing services under this Agreement.

(c)           No Conflict.  Each Party warrants and represents that no trade secrets or other confidential information of any other person, firm, corporation, institution or other entity will be wrongfully disclosed by it to the other Party or any third party in connection with any of the services called for hereunder.  Each Party further warrants and represents that none of the provisions of this Agreement, nor the services which will be performed by HSL pursuant to the work to be performed hereunder, contravenes or is in conflict with any agreement of such Party or its Affiliates with, or obligation to, any other person, firm, corporation, institution or other entity including, without limiting the generality of the foregoing, employment agreements, consulting agreements, service agreements, disclosure agreements or agreements for assignment of inventions.  HSL shall not subcontract with any third party or use Affiliates or agents to perform any of its obligations hereunder without the prior written consent of LMI (not to be unreasonably withheld, delayed or conditioned).  HSL shall cause all of its employees and any permitted subcontractor, agent or Affiliate to be bound by, and to comply with, all confidentiality, quality assurance, regulatory and other obligations and requirements as set forth in this Agreement.

2.2           Purchase and Sale.  HSL shall manufacture, sell and deliver to LMI, and LMI shall purchase from HSL, the Product for jurisdictions in the Territory (with respect to each such jurisdiction, following HSL’s qualification to manufacture Product in such jurisdiction) on the terms and conditions set forth in this Agreement.  The following provisions shall apply with respect to these Products:

(a)           (i) Forecasts; Orders.  LMI shall send to HSL an **** (****) month forecast (the “Initial Forecast”) for the volume of Product which LMI expects to have delivered from HSL during such ****-month period.  LMI shall provide the Initial Forecast for Product to HSL within **** (****) days after HSL is approved as a supplier of Product under the Product NDA.  LMI shall thereafter update such forecast at least **** prior to the first business day of each calendar month thereafter (a “Subsequent Forecast”, and together with the Initial Forecast, a “Forecast”), providing HSL with a rolling **** month forecast for Product.  Each Forecast shall include an estimated number of Batches for each month during the ****-month period covered by such Forecast.  Amounts set forth in a Forecast are estimates, to be used for planning purposes only, and Forecasts shall not constitute binding purchase orders, except that the first **** (****) months of each Forecast shall be binding upon LMI and LMI shall place purchase orders corresponding to the binding portion of such Forecast.  In the event LMI does not place purchase orders against the binding portion of a Forecast, HSL may (but shall not be required to) deem such binding Forecast as a purchase order for Product covered by the binding portion of the Forecast.  HSL will use all commercially reasonable efforts to accommodate any changes in quantities of Product ordered by LMI.

(ii) Subject to the terms of this Agreement (including, but not limited to, Sections 5.1, 5.5 and 9.5), LMI agrees that, during each calendar year of this Agreement (with a pro-rata adjustment as applicable for any portion thereof), it shall place orders with HSL for at least **** percent (****%) of its aggregate requirements for Product in the jurisdictions in the Territory where HSL is approved as a qualified supplier of the Product.  This requirement shall commence on the **** day after HSL is qualified as a supplier of the Product under the Product NDA and end on the earlier of the termination or expiration of this Agreement with respect to periods thereafter.  In addition, this requirement is expressly conditioned upon reasonably acceptable notice of HSL’s approval as a supplier of Product for a jurisdiction in the Territory.  During any period in which HSL’s manufacture for a jurisdiction is not in compliance with cGMPs for such jurisdiction and/or not in material compliance with the applicable laws of such jurisdiction, LMI’s requirements for such jurisdiction shall not be included in the aggregate requirements of LMI for purposes of computing the amount of Product required to be ordered from HSL.  In the event HSL cannot fill a purchase order issued in accordance with a Forecast,  the quantities in such purchase order shall be deemed to have been ordered from HSL for purposes of LMI’s requirements for placing orders pursuant to this section.

(iii) Without limiting HSL’s remedies in the event of a breach of the preceding paragraph, in the event LMI fails to order the requirements set forth above the Parties may discuss and agree on making HSL whole (including recovery of lost profits), such as by way of example through one or more of the following mechanisms: ****.

(iv) LMI shall maintain accurate and complete books and records of its purchases for the jurisdictions in the Territory where HSL is a qualified supplier of the Product as to enable LMI and its Affiliates to verify their purchases of Product in such jurisdictions.  Upon reasonable advance written notice and subject to a confidentiality agreement reasonably acceptable to LMI, at the written request of HSL, LMI shall permit an independent certified public accounting firm or consultant selected by HSL and reasonably acceptable to LMI to have access during normal business hours to such of the records of LMI as may be reasonably necessary to verify the accuracy of LMI’s orders for the immediately preceding calendar year.

(b)           Purchase Orders; Rejection of Orders.  LMI will provide HSL with a firm purchase order at least **** (****) days prior to the earliest delivery date specified in such purchase order.  All purchase orders will be in multiples of the minimum Batch size.  All purchase orders will be sent by facsimile or electronic mail to the address specified by HSL.  HSL shall use commercially reasonable efforts to accept each purchase order and confirm the date of manufacturing and shipment within **** (****) business days of receipt thereof.  Such purchase order shall be deemed accepted by HSL if HSL does not reject a purchase order within the **** business-day period.  In addition, HSL will use commercially reasonable efforts to accommodate any increase in quantities of Product Forecasted by LMI.  LMI reserves the right to cancel any purchase order after acceptance by HSL.  Unless otherwise agreed to by a duly authorized representative of HSL in writing, however, should LMI cancel or postpone all or any portion of any purchase order (or deemed purchase order pursuant to section 2.2(a)) for commercial or pre-commercial batches within **** (****) calendar days of the acceptance date of such purchase order, LMI shall pay HSL a fee of **** for each vial in a cancelled or postponed purchase order.  Should LMI cancel or postpone all or any portion of any purchase order (or deemed purchase order pursuant to section 2.2(a)) for pre-commercial or commercial batches **** (****) and **** (****) calendar days of the acceptance date, LMI shall pay HSL a fee of **** for each vial in a cancelled or postponed purchase order.  LMI may not cancel all or any portion of any purchase order (or deemed purchase order pursuant to Section 2.2(a)) after **** (****) days after the acceptance date of such purchase order.  HSL will make a good faith effort to ****.

(c)           Prices.  Commercial pricing for Product supplied by HSL shall be based on the amounts of Product purchased for each calendar year, as set forth in Exhibit 1.3.  Because the Parties do not know the amount of Product that will be purchased in a calendar year, the estimated price will be invoiced by HSL and adjusted as provided herein.  The estimated price will be based upon the most recent Forecast provided by

LMI.  For purposes of calculating the price per vial, LMI shall be credited with purchasing amounts ordered from HSL (in each case up to ****% of Forecasted amounts), but, in the Parties’ reasonable and good faith determination, could not be supplied by HSL through no fault of LMI, and the registration lots shall be deemed to be commercial quantities of Product ordered by LMI during the first calendar year of commercial production.  Pricing does not include stability testing since stability testing is being conducted by LMI.

Beginning on **** and on each succeeding anniversary thereafter during the term of this Agreement, prices in the then current schedule of vial prices shall be increased by ****.  Price increases shall be effective for all new purchase orders placed after the applicable anniversary. Pricing for pre-commercial and other activities is as in the Proposal, and shall be paid on the schedule set forth therein or, if none is set forth therein, then as provided in Section 2.4.

(d)           Superiority of Agreement.  The terms of this Agreement and of the Quality Agreements shall prevail over any inconsistent terms in any proposal, purchase order, acknowledgment or invoice, and no additional terms other than those set forth in this Agreement and the Quality Agreements or allowed pursuant to the terms of this Section 2.2 in a purchase order, acknowledgement or invoice shall be binding on either Party.

2.3           Delivery.

(a)           Schedule; Quantities.  HSL will ship, and LMI will take delivery, of all Product within **** (****) days of the delivery date set forth in the applicable accepted purchase order.  In the event that HSL, at any time during the term of this Agreement, has reason to believe that it will be unable to perform any of the services under this Agreement or meet the requested delivery date(s) specified in the purchase orders, HSL shall promptly notify LMI in writing of such delay(s) within **** (****) business days of such determination.  In the event that a Lot is delivered less than **** days after the specified delivery date, HSL shall not be liable, but if delivered **** (****) or more days after the specified delivery date which had previously been accepted by HSL, as LMI’s sole remedy therefor, HSL will invoice LMI for such Lot at ****.  Cost of shipping, customs, duties and tariffs will be the responsibility of LMI.

(b)           Terms of Delivery.  Delivery terms shall be FCA HSL’s manufacturing facility (which shall be HSL’s facility in Spokane, WA), at which time risk of loss and responsibility for Product will transfer to LMI.  FCA has the meaning assigned it in the ICC Incoterms, 2010.  HSL shall ship the Product using LMI’s designated carrier in accordance with LMI’s instructions regarding destination, delivery date, temperature control and such other factors as LMI reasonably believes are relevant for purposes of the delivery.  HSL shall ship all Product to the locations designated by LMI.

2.4           Payment Terms.  Invoices for commercial Product will reflect actual quantities of Product properly delivered in accordance with the applicable purchase order.  Invoicing for commercial Product will be initiated by HSL upon HSL’s review and approval of the Batch records and other certifications and documentation for such Product.  All undisputed portions of invoices issued by HSL to LMI shall be paid within **** (****) days after the date of receipt of the corresponding invoice.  Such payments shall be made in U.S. dollars by check or wire transfer or by such other method as HSL and LMI shall reasonably designate from time to time.  In no event shall LMI be responsible for any payments related to Product for which HSL was unable to satisfy its obligations under this Agreement, whether by Force Majeure Event or otherwise.  Interest shall be payable on all undisputed amounts not paid on the due date at a rate of ****% for each month the amounts remain unpaid.

2.5           **** Qualification.  LMI shall have the right to qualify **** as a manufacturer of Product, and to seek and obtain regulatory approval(s) of such ****.  If LMI desires to exercise its rights in this Section 2.5, LMI shall notify HSL of such decision in writing (“**** Qualification Notice”).  Upon receipt of such **** Qualification Notice, the Parties will agree in good faith upon a reasonable schedule for commencement and completion of the **** qualification.  Any ****qualification under this provision will be pursuant to a protocol established by LMI and mutually agreed to by the Parties.  Such Protocol shall include the delivery of copies of relevant Product-specific documents required to carry out the ****qualification.  HSL hereby agrees to use reasonable efforts to ****.  LMI shall pay **** as well as **** in carrying out the requested **** qualification, provided that **** has been made available to LMI.

2.6           Inventory; Packaging Information.  HSL shall, at all times commencing **** (****) days after LMI’s first Forecast, during the Term, maintain inventory levels of components and raw materials required to manufacture the volume of Products forecasted by LMI for the next **** (****) **** pursuant to Section 2.2(a) of this Agreement.  At HSL’s option, within **** (****) **** of each calendar year, LMI shall purchase from HSL, at the price paid by HSL, such unused raw materials and components in good, saleable condition purchased by HSL in reliance on Forecasts (as set forth above) that could not be returned to the original supplier by HSL or used by HSL in the supply of Product to LMI during such calendar year due to lower orders of Product than Forecast to the extent not the fault of HSL, it being understood that HSL’s suppliers generally do not accept returns, unless the Parties mutually agree that such materials will be used in the following calendar year.  LMI shall provide HSL with all packaging and labeling information and designs, if applicable, including without limitation, all art work and usage instructions to be applied to each Product at least **** (****) days in advance of any requirement that Product be delivered in packaged form to enable HSL to obtain the necessary packaging materials and meet such delivery requirements (provided, however, HSL shall use all commercially reasonable efforts to accommodate any changes requested by LMI with less than **** days advance notice).  LMI will be fully responsible and liable for the content and format of all labeling and artwork provided by LMI and used in connection with the supply of Product hereunder.  HSL shall be solely responsible for ensuring that the content and format of all labeling and artwork used in connection with the supply of the Product, as provided by LMI, are accurately and consistently produced in accordance with the Specifications.  The Parties shall cooperate to ensure that all packaging and labeling information and materials are compatible with HSL’s equipment and specifications.

2.7           Changes in Manufacturing Processes.  HSL reserves the right to implement reasonable process changes and improvements for manufacturing the Product during the Term, at its cost, but in all instances subject to LMI’s prior written approval (not to be unreasonably withheld, delayed or conditioned).  HSL agrees to notify LMI promptly and in advance of any such change or improvement.  If any such change or improvement requires, in LMI’s reasonable judgment, regulatory approval, HSL will provide drafts of the proposed filing(s) to LMI for review and LMI will provide its approval or comments within **** (****) days from the date of receipt.  In addition, HSL will make any changes to the process for manufacturing the Product requested by LMI, which changes shall be made at LMI’s reasonable cost and expense (including the allocable cost of HSL personnel as evidenced by reasonable documentation made available to LMI).  The Parties hereby agree to negotiate in good faith an adjustment to the ****of the Product to reflect any **** caused by the changes described in this Section 2.7.  The Parties will in all events reasonably cooperate with the other Party in effecting any process changes or improvements reasonably requested by such Party.

2.8           API and Other LMI Materials.  LMI will supply, at its expense, sufficient quantities of the LMI Materials to HSL’s facility prior to **** to enable HSL to meet its obligations hereunder.  HSL will provide LMI with an inventory report for the LMI Materials on a ****  basis (or as otherwise agreed to by the Parties).  All such LMI Materials shall conform to the specifications agreed to by HSL and LMI.  Title to the LMI Materials shall remain at all times with LMI.

3.             TERM; TERMINATION

3.1           Term; Renewal.  Unless terminated sooner in accordance with the terms of this Agreement, this Agreement shall commence on the Effective Date and shall have an initial term of five (5) years, unless earlier terminated as provided herein.  LMI shall have the right to extend this Agreement for an additional five (5) year period upon at least six (6) months prior written notice prior to the end of the initial term.  Following the initial term and any additional term, this Agreement shall be automatically renewed for additional one year periods, unless either Party gives written notice to the other of its election to terminate this Agreement at least six (6) months prior to the end of the initial term or subsequent term.  The initial term and any subsequent periods shall be referred to collectively as the “Term”.

3.2           Termination by Mutual Agreement.  This Agreement may be terminated by mutual written agreement of HSL and LMI at any time.

3.3           Termination for Cause.  This Agreement may be terminated by a Party as follows:

(a)           If a Party files a petition or similar action for its protection or is the subject of an involuntary petition or similar action not dismissed within ninety (90) days, under bankruptcy, insolvency, reorganization or receivership law, or such Party is placed in receivership, makes an assignment for benefit of creditors or is unable to meet its debts in the regular course of business, the other Party may elect to terminate this Agreement immediately by written notice to the first Party without prejudice to any right or remedy the other Party may have under the Agreement, including damages for breach, if any.

(b)           In the event that a Party materially defaults under or materially breaches any of the provisions of this Agreement or the Quality Agreements, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice, unless such material default or breach is cured during such sixty (60) day period (or in the event any breach is incapable of being cured in such time period, the other Party presents a plan to attempt cure of such breach and prevent similar breaches, which plan is reasonably acceptable to the terminating Party), in which event this Agreement shall continue in full force and effect.

(c)           If LMI is the Party with the right to terminate this Agreement in accordance with Sections 3.3(b) due to the uncured material breach of HSL, LMI shall have the option to delay the termination and continue to have HSL supply LMI under this Agreement upon written notice to HSL detailing the same, until such time as (i) **** or (ii) the Parties mutually agree upon a terminal supply of Product under Section 3.4(d) of this Agreement so as to avoid any disruption of LMI’s supply or sale of Products.  For purposes of this Agreement, “terminal supply” means the amount of Product reasonably requested by LMI so as to avoid any disruption to LMI’s supply or sale of Product.  During any such period LMI must pay all invoices upon delivery.

(d)           If HSL is not a qualified supplier of Product in the United States under LMI’s NDA for the Product before the end of the **** (****) **** of this Agreement, senior management of the Parties will attempt in good faith to resolve any outstanding issues and to negotiate any necessary adjustments to the terms of this Agreement.  For purposes of clarity, LMI acknowledges that it shall not have the right to extend this Agreement for an additional five year period as described in Section 3.1 of this Agreement in the event that HSL is unable to be qualified as a supplier of Product in the United States before the end of the initial five-year term.

3.4           Effect of Expiration or Termination; Accrued Rights; Surviving Obligations.  Upon any expiration or termination of this Agreement:

(a)           Product on Hand.  HSL shall notify LMI of the amount  of Product it has on hand as of the effective date of any termination or expiration as a result of purchase orders placed by LMI, and LMI shall purchase such Product at the applicable price as set forth in this Agreement, but LMI shall not be required to purchase any Product (i) that fails to meet Specifications, (ii) for which HSL is unable to provide the certificates of analysis specified in Section 5.4 of this Agreement, (iii) for which HSL is unable to provide the certificates of manufacturing compliance specified in Section 5.5, or (iv) that is appropriately rejected by LMI pursuant to Section 5.6.  In addition LMI shall purchase from HSL, within  **** (****) days of HSL’s request, at the price paid by HSL, unused raw materials or components purchased or ordered by HSL by HSL pursuant to any binding portion of the Forecast issued by LMI (subject to different periods for certain materials and components if such periods are set forth in the Proposal or otherwise pre-approved by the Parties in writing) or pursuant to requirements for pre-commercial batches to the extent such materials or components are in good, saleable condition and cannot be returned to the original supplier by HSL (if such return is requested by LMI) it being understood that HSL’s suppliers generally do not accept returns and LMI shall also pay HSL’s reasonable out-of pocket expenses in connection with the foregoing returns.  . Upon signing of this agreement or shortly thereafter, JHS will provide to LMI a list of components associated with the manufacturing of Product, showing the respective lead time for procurement.  If LMI does not object to such lead times in writing within ten days of receipt then such lead times for the associated components shall be deemed to be pre-approved.  If LMI objects, the Parties shall mutually agree on same.

(b)           Regulatory Information.  On and as of the effective date of any termination or expiration (other than for LMI’s breach of insolvency), or such earlier date as LMI may reasonably request prior to an upcoming termination or expiration (but no earlier than **** months prior to such termination or expiration), HSL shall provide reasonable assistance at LMI’s cost and expense (including payment of HSL’s reasonable internal personnel costs as evidenced by reasonable documentation made available to LMI) in transitioning to another supplier. HSL shall, at LMI’s request promptly provide to LMI **** in the case of all of the foregoing to the extent needed to enable LMI or a third party to manufacture and obtain regulatory approval for the Product for commercial sale.  LMI and its nominees may only use any information of HSL received pursuant to this Section 3.4(b) and Section 2.5 in connection with the Product.  LMI and its nominees shall keep such information confidential as Confidential Information of HSL.

(c)                                  Orders in Progress.  In the event of any termination or expiration of this Agreement, HSL shall, unless such termination has occurred because of a material uncured breach or default by LMI under this Agreement, or LMI’s insolvency, notwithstanding the effective date of any termination or expiration, upon written request of LMI, complete any purchase orders for Product that were placed by LMI and accepted by HSL prior to such date and LMI shall pay HSL for any Product produced in accordance with such purchase orders at the applicable price as set forth in this Agreement.  Upon termination or expiration for any reason (other than HSL’s breach or insolvency), LMI will pay HSL for services properly performed by HSL pursuant to one or more Proposals, including in process pre-commercial batches, including all initiated media fills, technical transfer study batches, process justification lots, process performance qualification/process validation lots and all components ordered in anticipation of conducting the foregoing.

(d)                                 Terminal Supply; Post-Termination or Expiration Acceptance of Orders.  Unless HSL terminates this Agreement pursuant to Sections 3.3(a) or 3.3(b), upon LMI’s request, HSL shall use commercially reasonable efforts to provide LMI with a terminal supply of Product so as to minimize disruption of LMI’s supply or sale of Products.  Any acceptance by HSL of any purchase order from LMI or the sale of any Products by HSL to LMI after the delivery of notice of termination or after the expiration or termination of the Term shall not be construed as a renewal or extension of this Agreement or as a waiver of termination thereof.

(e)           Termination of ****.  If HSL terminates this Agreement for LMI’s breach under Section 3.3(b) or LMI’s insolvency under Section 3.3(a) then the **** shall terminate.

(f)                                    Prior Obligations.  Termination or expiration of this Agreement, in whole or in part, for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination or expiration, and such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of the Term.

4.                                       REGULATORY ISSUES.

4.1                                 Regulatory Obligations.  All obligations relating to the Product NDA shall, at all times during the Term, remain with LMI, including without limitation (a) the obligation to prepare and make any updates or amendments to the Product NDA or CMC, (b) to pay any fees or other costs associated with such filings, or (c) to collect, investigate and report to the FDA and other appropriate regulatory authorities any Product-related adverse experience reports, quality reports, and complaint reports.  HSL shall provide LMI with access to any such information reasonably required to enable LMI to comply with its obligations under this Section 4.1.  HSL shall remain solely responsible, at its expense, for compliance with (A) cGMPs (including any comparable requirements imposed by foreign authorities), but limited to those jurisdictions that are within the Territory as set forth in any amendment to this Agreement for which it has been qualified to produce Product; (B) obtaining or maintaining establishment registrations and all other required permits and licenses for all relevant facilities; and (C) the preparation and submission of all records and reports required by FDA and other appropriate regulatory authorities in connection with the manufacture and sale to LMI of the Product, including, without limitation, updating the DMF in countries or regions within the Territory and providing LMI with the necessary DMF Authorization Letters, if applicable at additional cost to LMI, unless the Proposal includes such activities.  All information, documents and updates with regard to the manufacture of Product which are required by any governmental agency shall be provided by HSL in a timely manner, and HSL shall submit to all inquiries and inspections by any such agencies.  All documents directly related to the Product and a summary of all information provided by HSL to any such agency shall be provided to LMI in advance of submission to such agency.  LMI shall not file any documents relating to HSL with regulatory authorities without HSL’s prior written consent, which shall not be unreasonably withheld or delayed.  HSL shall provide comments on proposed submissions within five business days of receipt and in the absence of delivery of such comments LMI may proceed with its filing. Notwithstanding the foregoing, LMI and HSL acknowledge that the regulatory support described in Proposal No. 973-5-11 sets forth the costs for filings in the Territory and the scope of HSL’s responsibility for such filings.  Any costs associated with additional applications will require a separate quotation as described in Proposal No. 973-5-11.

4.2                                 Product Recalls.

(a)                                  If either Party reasonably decides or is required by any government authority or court of competent jurisdiction, to initiate a product recall, withdrawal or field correction with respect to, or if there is any governmental seizure of, the Product, the Party initiating or required to initiate such action will notify the other Party promptly of the details regarding such action, including providing copies of all relevant documentation concerning such action.  The Parties will assist each other in investigating any such situation and all regulatory contacts that are made and all activities concerning seizure, recall, withdrawal or field correction will be jointly coordinated by HSL and LMI.

(b)           If any such recall, withdrawal, field correction or seizure occurs due solely to (i) failure of any Product produced by HSL hereunder to conform to Specifications (including, without limitation, being adulterated or misbranded) or any warranty or other requirement set forth in this Agreement, (ii) the failure of HSL to comply in all material respects with any applicable law, rule, regulation, guideline, standard, court order or decree or (iii) the negligent or intentional wrongful act or omission of HSL in connection with the production of Product hereunder, then HSL shall bear the **** of any such seizure, recall, withdrawal or field correction and shall reimburse LMI for its ****, including any purchase price payments made to HSL and related taxes to the extent related to such recalled Product.  To the extent any such recall, withdrawal, field correction or seizure occurs for any reason other than that set forth in the immediately preceding sentence, then LMI shall bear the **** of any such seizure, recall, withdrawal or field correction.  If both HSL and LMI contribute to the cause of a seizure, recall, withdrawal or field correction, the cost and expense thereof will be shared in proportion to each Party’s contribution to the problem.  For the purposes of this Agreement, the expenses of any recall, withdrawal, field correction or seizure shall include, without limitation, the out-of-pocket expenses of notification and destruction or return of the recalled Product and all other out-of-pocket costs incurred in connection with such recall but shall not include a Party’s lost profits.  HSL’s reimbursement for the costs of LMI Materials related to such recall, withdrawal or field correction is limited by Section 5.6(c).

4.3                                 Sharing of Information.  HSL shall promptly advise LMI of any information of which it obtains knowledge that may affect the safety, efficacy or labelling of the Products and any actions in response to such information.

4.4.                              Adverse Events and Product Quality Complaints.  The Parties agree to the following provisions regarding adverse events and complaints:

(a)                                  LMI shall be responsible to (a) report adverse events involving the Product to the FDA and other regulatory authorities, and (b) respond to quality complaints and medical and technical inquiries, respecting the Product.

(b)                                 In the event HSL (i) receives information regarding any adverse event relating to the Product, (ii) receives any complaints relating to the Product, (iii) receives any medical or technical inquiry relating to the Product, or (iv) discovers or is notified of any material defect in the Product, it shall immediately notify LMI, through its agent for global pharmacovigilance, as follows (or to such other address, contact person, telephone number, facsimile number or e mail address as may be specified by LMI):

Phone	Fax	Email
1-800-343-7851 or 978-667-9531	1-866-880-9343 or 734-929-6688	lantheussafety@i3global.com

HSL shall also conduct an investigation in accordance with its normal procedures for complaints, inquiries or discoveries of that nature and promptly report the results of such investigation to LMI.  The Parties shall reasonably cooperate with and assist each other in connection with any such matter.  In addition, HSL will ensure that all relevant personnel are sufficiently informed and trained on the terms and procedures outlined in this Agreement, including without limitation, the process for the receipt, recordation, exchange, communication and submission of safety data for the Product(s) and all relevant regulations and laws thereto.  HSL agrees to document the training activities, including the training material(s) used, and make these documents reasonably accessible to LMI upon request.

5.                                       WARRANTIES AND QUALITY ASSURANCE

5.1           HSL Warranties.  HSL warrants that all Product delivered to LMI: (a) will have been manufactured, packaged, labeled, tested and/or re-tested in compliance with applicable provisions of the Federal Food, Drug and Cosmetic Act (the “Act”), regulations thereunder, and any other comparable laws and regulations applicable in the Territory where the Product is being distributed, relating to development, manufacture and supply under this Agreement, and in compliance with the specific U.S. or other applicable regulatory approvals regarding the Product; (b) shall conform to the Specifications; (c) shall comply with the Quality Agreement, the Master Batch Record and the cGMPs where the Product is being distributed; and (d) will, at the time of such delivery, not be adulterated within the meaning of the Act or other applicable law where the Product is being distributed, as such Act or law is constituted and effective at the time of delivery, and will not be an article which may not, under the provisions of such Act, be introduced into interstate commerce.  HSL further warrants that, at the time of manufacture for jurisdictions in the Territory, its facility shall conform to cGMP and other applicable laws of such jurisdictions in the Territory where Product is being distributed and that, to its knowledge, the services provided by HSL and the use, practice or exploitation of the Technology or Intellectual Property provided by HSL shall not infringe, violate or misappropriate the intellectual property rights of any third party.  At the time of delivery, the Product shall have a minimum shelf life of not less than **** less than the maximum shelf life set forth in the Product NDA, but in no event less than ****, provided however, that if after manufacture of Product HSL launches an investigation that causes Product shipment to be delayed and the investigation results in delayed release of one or more batches or Lots of Product and the investigation determines that the deviations in such batch or Lot that triggered the investigation were the fault of  LMI Materials that did not meet specifications or LMI’s specified process was at fault then LMI shall accept and pay for such Product (at full price, notwithstanding Section 2.3(a)), even if Product has less than a **** shelf life.  HSL shall use commercially reasonable efforts to expeditiously determine the cause of any such failures.  In addition to the foregoing, in all other cases, LMI shall use commercially reasonable efforts to accept Product with less than a **** shelf life.

5.2                                 LMI Warranties.  LMI represents, warrants and covenants that:

(a)  the marketing, distribution and sale of the Products in the Territory and any products packaged or included with the Product shall at all times comply with the Act and all other applicable laws, rules and regulations;

(b)  that, to its knowledge, neither any Technology nor specifications provided by LMI to HSL shall infringe, violate or misappropriate the intellectual property rights of any third party;

(c)  except for the Technology and intellectual property provided by HSL, to its knowledge, LMI has all necessary Technology and intellectual property rights to enable HSL to process the Product for LMI in accordance with the terms and conditions of this Agreement;

(d)  all laboratory, scientific, technical and/or other data(including any processes)  submitted by LMI to HSL relating to the Product shall be complete and correct and shall not contain any material misrepresentation or omission; and

(e)  all LMI Materials shall conform to the specifications set forth in the applicable regulatory approvals for the Product.

5.3                                 DISCLAIMER OF ALL OTHER WARRANTIES.  THE WARRANTIES SET FORTH IN THIS AGREEMENT ARE THE PARTIES’ ONLY WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY DISCLAIMED, INCLUDING ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, OR ARISING FROM THE COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE.

5.4                                 Certificates of Analysis.  HSL shall perform, or cause to be performed, sample tests on each Lot or Batch of Product supplied pursuant to this Agreement before delivery to LMI, and shall produce a test report setting forth the results of such testing.  Each test report shall set forth, for each Lot or Batch of Product delivered hereunder, the items tested, specifications and test results in a certificate of analysis, containing the types of information reasonably agreed upon by HSL and LMI.  HSL shall send such certificates to LMI concurrent with delivery of each Lot or Batch of Product.

5.5           Certificates of Manufacturing Compliance.  HSL shall provide or cause to be provided for each Lot or Batch of Product purchased under this Agreement a certificate of manufacturing compliance, containing the type of information reasonably agreed upon by HSL and LMI, which will certify that the Lot or Batch of Product was manufactured in accordance with the Specifications and cGMP, including without limitation 21 CFR 210 and 211 and ICH Q7, as the same may be amended from time to time, and a copy of the fully executed batch record.  HSL shall send such certificates and batch record to LMI concurrent with delivery of each Lot or Batch of Product.  HSL agrees that it shall maintain all of the facilities used for the manufacture of the Product in material compliance with all applicable state, local, federal or international laws and regulations and shall permit the relevant governmental agencies to inspect the manufacturing facilities used for the manufacture of the Product whenever deemed necessary by such agencies.  HSL shall advise LMI **** if an authorized agent of the FDA or other governmental agency visits any of HSL’s facilities where the Product is being manufactured, or where any component of the Product is manufactured, processed or controlled, or of any official contact concerning the Product; provided, however, that LMI shall have the right to be present for all scheduled inspections relating to the manufacture of Product.  HSL shall furnish to LMI the report by such agency, appropriately redacted, that relates to such visit to the extent that such report relates to the Product, Facility or Quality system, within (i) **** of HSL’s receipt of such report if such report relates to urgent matters such as Product recall, facility shutdown or similar events (“Urgent Incident”) and (ii) **** after HSL’s receipt of such report for other matters.  In addition to the observation rights set forth in the Proposals, upon reasonable advance notice to HSL, HSL shall allow LMI and its consultants (subject to entering into suitable confidentially agreements reasonably acceptable to HSL) reasonable access during normal business hours throughout the Term to any of HSL’s facilities where the Product is being manufactured, or where any component of the Product is manufactured, processed or controlled to verify compliance with HSL’s obligations under this Agreement; provided that such access shall be limited to ****during any consecutive ****, except in the event of an Urgent Incident, in which event HSL shall allow LMI and its consultants (subject to entering into suitable confidentially agreements reasonably acceptable to HSL) reasonable access during normal business hours as necessary to allow LMI to evaluate HSL’s planned response to the Urgent Incident.  Notwithstanding anything to the contrary hereunder, LMI shall have the right to postpone all pending and future purchase orders hereunder (and adjust all Forecasts and the requirements described in Section 2.2(a) accordingly), without penalty, in the event of  **** issued to HSL until the same are resolved.  In addition, in the event of a ****, LMI or HSL shall have the right to postpone all scheduled manufacture of the Product (with LMI adjusting all Forecasts, without penalty to the Parties, and LMI  being given credit for orders placed elsewhere for the purposes of meeting its minimum requirements of Section 2.2(a)), until such time as final disposition of all affected or rejected Batch(es) have been determined and complete investigations have been finalized with root cause analysis and the appropriate corrective actions.  HSL shall cooperate with LMI to perform all investigations diligently and expeditiously.  Notwithstanding the foregoing if the investigation reveals that the triggering events for the postponement of the manufacture of the Product and adjustment of Forecasts was due to faulty LMI Materials or incorrect LMI processes then no credit shall be given for the minimum commitment of Section 2.2(a) for orders placed with other vendors, and LMI shall pay the fees specified in Section 2.2(b) for cancelled or postponed orders and be liable for failure to order binding portions of Forecasts.

5.6                                 Acceptance.

(a)           LMI shall have **** (****) days from the date of delivery of Product and the corresponding certificate of manufacturing compliance to confirm conformance with the Specifications and to claim any shortage in quantity of any shipment of the Product.  Any notice of rejection or shortage of any shipment of Product must be given in writing, must contain a report of the reason for such rejection or shortage and be received by HSL within said **** (****) day period or such shipment will be deemed to have been accepted; provided, however that this limitation shall not apply to ****.  HSL shall assist in necessary analytical Technology transfers to accomplish such testing by LMI.

(b)           HSL shall have **** (****) days following receipt of rejected Product in which to test such Product.  If HSL does not dispute a rejection, HSL shall **** the rejected Product promptly, at HSL’s expense (including, but not limited to****).  If HSL disputes a rejection, HSL shall provide LMI with written notice of such dispute within thirty (30) days after receiving the returned Product, and the Parties shall use commercially reasonable efforts to resolve the dispute amicably and promptly.  If the Parties are unable to reach a resolution within **** (****) days after HSL’s notice of dispute, the returned Product shall be submitted to any independent laboratory or consultant mutually acceptable to the Parties, whose decision as to the conformity of such Product with the Specifications shall be final and binding.  The Party against whom the dispute is decided shall pay any charges for such laboratory or consultant.  If the laboratory or consultant determines that the returned Product did not conform to the Specifications.  HSL shall, at LMI’s option, **** the rejected Product at no charge to LMI.  HSL shall make arrangements with LMI for the return or disposal of any rejected Product, such return shipping or disposal charges to be paid by HSL.

(c)           HSL shall reimburse LMI for the actual replacement costs of any damaged or lost LMI Materials if (i)  **** or (ii) such damage or loss is the result of ****, provided that reimbursement for the LMI Materials costs will be limited to the **** of (i) (A) **** Dollars ($****) and (B) LMI’s costs for same (as demonstrated by reasonable evidence and documentation therefor provided to HSL), per Lot, (ii) **** Dollars ($****) in the aggregate for the manufacture of Product in any

****, and (iii) **** Dollars ($****) in the aggregate over each **** (all of which shall be adjusted **** in a manner consistent with the second paragraph of Section 2.2(c) (i.e., by the **** of ****% and the ****)), and further provided that, unless otherwise reasonably agreed to by the Parties, such reimbursement may be issued in the form of a credit.  Any credits hereunder not settled within **** (****) ****of issuance, or within **** (****) **** of the effective date of any termination or expiration of this Agreement, will be refunded to LMI.  This limitation of liability for LMI Materials shall also be applicable to any charge for LMI Materials payable by HSL under this Agreement, including without limitation for recall.  LMI shall bear the risk of loss for LMI Materials for ****, except in the event of **** (in which case liability for such LMI Materials shall be limited as with respect to **** and the ****and ****caps set forth above shall apply to **** batches taken together).

5.7                                 Quality Agreements.  The Parties agree that they will enter into one or more separate Quality Agreements that will cover arrangements for quality control, testing documentation, quality assurance and other related matters no later than thirty (30) days after the Effective Date.

5.8                                 Health, Safety and Environmental Compliance.

(a)                                  Manufacturing operations are to be performed by HSL using appropriate safety measures and containment techniques as dictated by applicable law, regulations and industry standards.  HSL shall be solely responsible for implementing and maintaining health and safety procedures for the manufacture of Product and performance of services under this agreement and for the handling of any materials or hazardous waste used in or generated by such activities.  HSL, in consultation with LMI, shall develop safety and handling procedures for Product; provided, however, that LMI shall have no responsibility for HSL’s health and safety program.  The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the manufacture of Product and other services under this Agreement shall be the responsibility of HSL, at HSL’s cost and expense, unless otherwise agreed to in writing by the Parties for special situations and conditions.  Without limiting other legally applicable requirements, HSL shall prepare, execute and maintain, as the generator of waste, all licenses, registrations, approvals and authorizations, notices, shipping documents and waste manifests required under applicable law and regulations.

(b)                                 LMI has established a program for systematic assessment of its supplier’s EHS programs (“TPM EHS Assessment Program”) and HSL agrees to participate and reasonably cooperate with LMI in effectively implementing this TPM EHS Assessment Program.

(c)                                  HSL will review LMI’s TPM EHS Assessment Program and, if applicable, provide quotations for additional resources required to address the program.  HSL policies will govern the implementation and use of such resources, except in the event that LMI is willing to bear the cost of compliance (including, without limitation, allocations of cost of HSL internal personnel) stated in such quotations and otherwise.  Specifically and subject to the foregoing, HSL agrees to:

(i)  promptly respond to reasonable requests from LMI for non-confidential information made as part of LMI’s TPM EHS Assessment Program.  LMI will provide a questionnaire to HSL and HSL is expected to provide the complete response within thirty (30) days;

(ii)  reasonably cooperate with LMI to clarify and supplement any information related to its facilities and operations; and

(iii)  provide to LMI, upon request, copies of HSL’s environmental, health and safety permits required by any governmental authority which are associated with the Products and all facility operation related thereto.

(d)           HSL agrees that LMI or its appointed agent(s) (subject to entering into suitable confidentiality agreements reasonably acceptable to HSL, provided such agents(s) are reasonably acceptable to HSL) shall be entitled to conduct inspections and audits no more than once per year upon **** notice and mutually convenient times of any areas or facilities used to produce the Products or required for production of the Products no more than **** (such audit to be conducted with the audit of Section 5.5, if any, for no more than two days and using no more than two individuals) including the following reasons (i) to assist in completion of LMI’s TPM EHS Assessment Program; and (ii) to allow for a loss prevention inspection of the facility by LMI’s insurance underwriting company as necessary for LMI to obtain contingent business interruption insurance.

(e)                                  HSL shall take reasonable and appropriate precautions to ensure that its personnel (including its employees, contractors and agents) are protected from the Product and/or the Product’s manufacturing process exposures through either engineering infrastructure, personnel protective equipment or a combination of both.  Upon request, within ninety (90) days, HSL shall provide workplace monitoring data which demonstrates the effectiveness of controls.

5.9                                 Facility.  HSL shall perform all services under this Agreement at the agreed upon facility located at ****.  HSL shall not change the location of such facility or use any additional facility for the performance of services under this Agreement without the prior written consent of LMI, such consent not to be unreasonably withheld, delayed or conditioned.  HSL will be responsible for all applicable costs and expenses in connection with any such change of location of the facility or use of any additional facility for the performance of services under this Agreement (including, but not limited to, costs for qualification and validation batches).

6.                                       INTELLECTUAL PROPERTY; NONDISCLOSURE; CONFIDENTIALITY

6.1                                 Intellectual Property.

(a)           As between the Parties, subject to the licenses granted under Section

6.1(b) below, each Party retains all right, title and interest in and to the Intellectual Property and Technology that each Party currently owns, licenses and/or uses to the extent related to the purposes of this Agreement (“Pre-Existing Intellectual Property and Technology”).  Under no circumstances will the licenses granted in Section 6.1(b) below be construed as a sale of any of the Pre-Existing Intellectual Property and Technology by either Party.  As between the Parties, each Party shall, subject to the licenses granted in Section 6.1(b) below, own all right, title and interest in and to any modifications, derivative works, enhancements or improvements of or to any of the Pre-Existing Intellectual Property and Technology related to this Agreement that such Party creates, develops, discovers, conceives and/or reduces to practice in the course of performing under this Agreement (“Improvements”); provided, however, (i) HSL agrees that LMI shall own, and shall and hereby does assign to LMI, all right, title and interest in and to all **** developed by HSL during the Term in the course of performing under this Agreement (provided, for purposes of clarity, such **** shall be limited to ****) and (ii) LMI agrees that HSL shall own, and shall and hereby does assign to HSL, all right, title and interest in and to all **** developed by LMI during the Term in the course of performing under this Agreement, to the extent ****.  Subject to the foregoing, the Parties shall jointly own and have the right to use and license (without accounting to the other) all inventions and developments, whether modifications, derivative works, enhancements or improvements to any Intellectual Property and/or Technology related to this Agreement, which are jointly created or developed during the Term.  In addition, for purposes of clarity, the Parties acknowledge that HSL shall own all right, title and interest in and to all Improvements to HSL’s Pre-Existing Intellectual Property and Technology developed by HSL during the Term and LMI shall own all right, title and interest in and to all Improvements to LMI’s Pre-Existing Intellectual Property and Technology developed by LMI during the Term.

(b)           HSL hereby grants to LMI a **** license, with right to sublicense, in and to HSL-owned Pre-Existing Intellectual Property and Technology and Improvements relating to such Pre-Existing Intellectual Property and Technology for use in connection with the Product to the extent such Intellectual Property and Technology has been incorporated by HSL into the Product hereunder.  This license shall **** of the Agreement and shall be included within the scope of the **** of Sections 2.5 and 3.3.

6.2           Nondisclosure and **** Obligations.

(a)           Except as specifically provided by Section 2.5 or in this Article 6, during the Term of this Agreement and for a period of**** thereafter, both Parties shall maintain in confidence (i.e., not disclose to any third party) and use only for purposes specifically authorized under this Agreement information and data received from or on behalf of the other Party, whether such information is contained in a written or electronic document, whether it is oral or whether it is disclosed by means of inspection.

(b)           For purposes of this Article 6, information and data described in clause (a) shall be referred to as “Information.”  For purposes of clarity, HSL acknowledges and agrees that LMI’s Information includes, without limitation, the **** developed by HSL specifically for LMI (provided such Information shall not include information developed independently by HSL without reference to LMI’s Pre-existing Intellectual Property and Technology or LMI Information).  LMI shall not use the format of HSL’s underlying forms provided to it other than for the Product, and the same shall be HSL’s Information.   To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose, to its Affiliates, employees, officers, directors, lenders, sublicensees, consultants, outside contractors and clinical investigators on a need-to-know basis and on condition that such entities or persons agree in writing to only use such Information for purposes specifically authorized under this Agreement and to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; notwithstanding the foregoing the Party so disclosing Information will be liable to the other Party hereunder for any misuse or improper disclosure of any such Information by any such firms or individuals.  A Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially market, the Product.  The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes part of the public domain other than by unauthorized acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees, (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a third party, provided such Information was not obtained by such third party directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement, (iii) prior to disclosure under this Agreement can be shown by written documents to have been already in the possession of the receiving Party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other Party under this Agreement pursuant to a confidentiality agreement, or (iv) can be shown by written documents to have been independently developed outside of this Agreement by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement.  The Party asserting the applicability of one of the exclusions set forth in the immediately preceding sentence shall have the burden of proving the applicability of any such exclusion in any particular circumstance.  If a receiving Party is required to disclose Information of the other Party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand of a court or governmental agency, it shall use commercially reasonable efforts to do so on a confidential basis (and provided that the disclosing Party furnishes only that portion of the Information which is legally required), and, in any event, it shall provide the other Party prompt notice after receipt of any such official requests to enable the other Party to seek a protective order or similar relief.

(c)           HSL understands and acknowledges that LMI’s Information, Intellectual Property, and Technology related to the Product has been developed or obtained by the investment of significant time, effort and expense by LMI, and that such Information,

Intellectual Property, and Technology is a valuable, special and unique asset of LMI which provides LMI with a significant commercial advantage, and needs to be protected from improper use and disclosure (including, but not limited to, any improper use by HSL and its Affiliates).  HSL will not disclose the LMI Information to its Affiliates or otherwise use the LMI Information for the benefit of such Affiliates.   HSL further recognizes that  **** and, as a result, HSL (excluding **** other than ****) agrees and agrees to cause **** (while the same is ****) **** and HSL agrees and agrees to cause **** (while the same is ****) ****, in each case using a ****, for****.  For purposes of clarity, an **** shall include **** or ****, as applicable.  HSL agrees that there may be no adequate remedy at law for any such breach and, upon any such breach or any threat thereof, LMI shall be entitled to appropriate equitable relief in courts located in New York, including injunctive relief, in addition to whatever other remedies it might be entitled.  In addition, in order to protect against the disclosure of LMI’s Information, upon termination or expiration of this Agreement, or as otherwise requested by LMI, HSL will promptly deliver to LMI or, at the request of LMI, destroy all copies of LMI’s Information in its possession; provided, in each case, that HSL may retain, in a secure location, a copy of such documents and records for purposes of defending any legal proceedings or as is required to be maintained in order to satisfy any law, rule, or regulation to which HSL is subject.

6.3                                 Terms of this Agreement.

(a)                                  LMI and HSL each agree not to disclose, whether by press release or in any other manner, the existence of this Agreement or any terms or conditions of this Agreement, to any third party without the prior written consent of the other Party or except as required by applicable law; it being understood that either Party will be able to file this Agreement with the U.S. Securities and Exchange Commission and other government agencies to the extent it reasonably determines such filing is required under applicable rules and regulations, but such Party shall use reasonable efforts to seek confidential treatment of pricing and other commercially sensitive information.  In addition, each Party may disclose the terms and conditions of this Agreement to a lender or third party to which it is considering transferring all or substantially all of its interests in the assets to which this Agreement relates; provided, however, that such third party executes a confidentiality agreement by which such third party is bound to hold the disclosed information in confidence.

(b)                                 The Parties shall agree in good faith upon the substance of Information that can be used as a routine reference in the usual course of business to describe the terms of this transaction and each of them may disclose such Information, as modified by mutual agreement from time to time, without the other Party’s consent.

6.4                                 Injunctive Relief. The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 6 by a Party or its employees, agents, officers or directors or any other person acting in concert with it or on its behalf.  Accordingly, each Party shall be entitled to seek injunctive relief or any other equitable relief appropriate under the circumstances by a court of competent jurisdiction against or with respect to any action that constitutes any such breach of this Article 6.

7.                                       INDEMNIFICATION; INSURANCE.

7.1                         By HSL. To the extent LMI is not responsible to indemnify HSL and/or others under Section 7.2,  HSL will indemnify and hold LMI, its Affiliates, and its and their directors, officers, agents and employees harmless against any and all liability, damages, losses, costs or expenses, including without limitation, reasonable fees and disbursement of attorneys (collectively, “Liability”) resulting from any third party claims made or suits brought against them to the extent such Liability arises from (i) HSL’s services in developing the Product not in material compliance with this Agreement, (ii) HSL’s manufacturing, supplying, processing or otherwise manufacturing the Product not in compliance with the Specifications and the representations contained in Section 5.1, (iii) HSL’s negligent acts or omissions or willful misconduct in the manufacture, storage, packaging, labeling, handling or shipping of the Product or (iv) HSL’s breach of any representation, warranty or covenant, or failure to perform any of its obligations, hereunder.

7.2                         By LMI.  To the extent HSL is not responsible to indemnify LMI and/or others under Section 7.1, LMI will indemnify and hold HSL and its directors, officers, agents and employees harmless against any and all Liability resulting from any third party claims made or suits brought against them to the extent such Liability arises from (i) any packaging or labeling of any Product to the extent that such packaging or labeling has been supplied by or at the direction of LMI and applied in accordance with instructions from LMI, (ii) LMI’s negligence or willful misconduct in the storage, handling, shipping, use, marketing, distribution or sale of the Product; (iii) LMI’s breach of any representation, warranty or covenant, or failure to perform any of its obligations, hereunder; (iv) any product distributed by LMI which is similar to or identical to Product (other than Product which is manufactured by HSL); (iv) personal injuries or death resulting from the use of the Product properly manufactured and delivered by HSL; or (v) any product shipped by LMI with the Product or included with the Product.

7.3                         Conditions of Indemnification.  A Party or any of its Affiliates or their respective directors, officers, employees or agents (the “Indemnitee”) that intends to claim indemnification under this Article 7 shall promptly notify the other Party (the “Indemnitor”) of any Liability in respect of which the Indemnitee intends to claim such indemnification reasonably promptly after the Indemnitee is aware thereof, and the Indemnitor shall have the right to assume the defense of any related third party action, suit or proceeding with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel and participate in the defense thereof at its own cost and expense.  The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any claim, loss, damage or expense if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure of an Indemnitee to deliver notice to the Indemnitor within a reasonable time after becoming aware of any such matter, if prejudicial to the Indemnitor’s ability to defend such action, shall relieve the Indemnitor of any liability to the Indemnitee under this Article 7 to the extent of such prejudice.  The Indemnitee under this Article 7 and its directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any matter covered by this indemnification.

7.4                         Insurance.  LMI and HSL will each, at its own cost and expense, obtain and maintain in full force and effect, during the term of this Agreement and for a period of one year following the expiration or other termination of this Agreement, commercial general liability insurance (including Products Completed Operations) with an insurance carrier reasonably acceptable to the other Party, with limits of liability, including excess coverage, of not less than $10,000,000 combined single limit bodily injury and property damage covering its duties and obligations under the Agreement.

8.                                       ALTERNATIVE DISPUTE RESOLUTION.

(a)                                  The Parties will attempt in good faith to resolve any controversy, claim or dispute (“Dispute”) arising out of or relating to this Agreement promptly by negotiations.  Any such Dispute which is not settled by the Parties within thirty (30) days after notice of such Dispute is given by one Party to the other in writing shall be referred to a senior executive of LMI and a senior executive of HSL who are authorized to settle such Disputes on behalf of their respective companies (“Senior Executives”).  If the Dispute has not been resolved within thirty (30) days after the end of the thirty (30) day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute shall be settled by binding arbitration as described in subsection (b) below, if the Parties so choose.

(b)                                 Any Dispute which is not resolved by the Parties within the time period described in subsection (a) shall be settled by final and binding arbitration to be conducted by a single arbitrator in New York, New York, pursuant to the then-existing Commercial Rules of the American Arbitration Association.  The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement.  The arbitrator shall allocate the costs of the arbitration to one or both of the Parties as it sees fit.

(c)                                  Nothing contained in this Section or any other provision of this Agreement shall be construed to limit or preclude a Party from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other Party to comply with its obligations hereunder before or during the pendency of mediation or arbitration proceedings.

9.                                       MISCELLANEOUS.

9.1                                 Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between LMI and HSL.  Each Party shall retain the exclusive right of control with respect to its employees and agents, and shall be responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort in respect of its employees and agents providing Products and services hereunder including, but not limited to, workers’ compensation insurance.  Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.  No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

9.2                                 Expenses.  Except as specifically provided herein, each Party shall each pay its own expenses (including the fees and expenses of their respective agents, representatives, counsel and accountants) incidental to the preparation, negotiation, and consummation of this Agreement and the transactions contemplated hereby.

9.3                                 Survival.  The following provisions shall survive the termination or expiration of this Agreement (along with any payment obligations accruing during the Term under any other provision) for any reason in accordance with their respective terms:

Article 1 (Definitions)

Section 2.5 (**** Qualification)

Section 3.4 (Effect of Expiration or Termination; Accrued Rights; Surviving Obligations)

Article 4 (Regulatory Issues)

Article 5 (Warranties and Quality Assurance)

Article 6 (Intellectual Property; Nondisclosure; Confidentiality)

Article 7 (Indemnification)

Article 8 (Alternative Dispute Resolution)

Article 9 (Miscellaneous)

9.4                                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered or sent by confirmed telecopy (with hard copy to follow); (b) one (1) business day after sent by reputable overnight express courier (charges prepaid); or (c) five (5) business days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to LMI and HSL shall be sent to the addresses indicated below:

Notices to LMI:

Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, Massachusetts 01862
Attn:  VP, Manufacturing and Operations

with a copy to:

Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, Massachusetts 01862
Attn:  General Counsel

Notices to HSL:

Jubilant HollisterStier LLC
3525 North Regal Street

Spokane, WA 99207

Attention:  Sitakant Chaudhury

FAX:  (509) 482-1726

9.5                                 Force Majeure.  If the performance of any obligation under this Agreement by either Party is prevented, restricted, interfered with or delayed by reason of natural disaster, casualty, acts of God, riots, acts of terrorism, shortages or unavailability of raw materials, labor strikes or such other events of a similar nature, all of which are outside the reasonable control of the affected Party (“Force Majeure Event”), the Party so affected shall, upon giving prompt written notice to the other Party (including a full description of particulars), be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable commercial efforts to avoid or remove such causes of non-performance and shall continue performance whenever such causes are removed.

9.6                                 LIMITATIONS ON LIABILITY.   IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY, OR CONSEQUENTIAL DAMAGES ARISING FROM THIS AGREEMENT, WHETHER THE BASIS OF THE LIABILITY IS BREACH OF CONTRACT, TORT, STATUTES, OR ANY OTHER LEGAL THEORY, EXCEPT AS PROVIDED IN SECTION 2.2(b) or 2.2(a)(ii) or 2.2(a)(iii) AND EXCEPT TO THE EXTENT NECESSARY TO SATISFY A THIRD PARTY CLAIM UNDER SECTION 7 OF THIS AGREEMENT OR TO THE EXTENT SUCH LIABILITY ARISES FROM HSL’S WILLFUL MISCONDUCT, FRAUD OR GROSSLY NEGLIGENT ACTS OR OMISSIONS OR A PARTY’S BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS SET FORTH HEREIN, AND WHETHER SUCH FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

UNDER NO CIRCUMSTANCES SHALL HSL’S TOTAL LIABILITY TO LMI IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT EXCEED **** DOLLARS ($****), PROVIDED THAT THE LIMITATIONS DESCRIBED IN THIS SECTION SHALL NOT APPLY IN THE EVENT SUCH LIABILITY ARISES FROM HSL’S WILLFUL MISCONDUCT, FRAUD OR GROSSLY NEGLIGENT ACTS OR OMISSIONS OR HSL’S BREACH OF THE CONFIDENTIALITY AND NON-USE OBLIGATIONS SET FORTH HEREIN.

9.7                                 Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement or any part thereof, may not be assigned, in whole or in part, without the prior written consent of the other Party, which consent may be withheld in the sole discretion of the other Party; provided, however, that either Party may assign this Agreement without the consent of the other Party, (i) in whole or in part to any Affiliate of such Party, it being agreed that no such assignment to a Party’s Affiliate shall release the assigning Party from its obligations hereunder, or (ii) for the benefit of any lenders under any financing arrangement, or (iii) in connection with the direct or indirect (x) transfer and sale of all or substantially all of the assets or business of such Party or any of its Affiliates or (y) the transfer and sale of all or substantially all of the assets or business of the specific business line, division or unit of such Party or any of its Affiliates to which this Agreement relates.

9.8                                 Entire Agreement; Modification.  This Agreement supersedes all prior agreements and understandings between the Parties or any of their respective Affiliates (written or oral) relating to the subject matter hereof, including any term sheets, and this Agreement is the entire and complete statement of the terms of the agreement between the Parties with respect to the subject matter hereof.  This Agreement may be amended, modified, or supplemented only in a writing signed by LMI and HSL.

9.9                                 Waivers.  The failure of a Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

9.10                           Section and Other Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.11                           Governing Law.  This Agreement shall be exclusively interpreted in accordance with and governed by the laws of New York, without regard to the conflicts of law rules thereof.

9.12                           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13                           No Third Party Beneficiaries.  Neither this Agreement nor any provision hereof is intended to confer upon any person (other than the Parties hereto) any rights or remedies hereunder.

9.14                           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.15                           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.  A facsimile transmission of an executed counterpart signature page shall be deemed an original.

                                                IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

LANTHEUS MEDICAL IMAGING, INC.

By:	/s/ Michael P. Duffy
Name:	Michael P. Duffy
Title:	Vice President and Secretary

JUBILANT HOLLISTERSTIER LLC

By:	/s/ Marcelo Morales
Name:	Marcelo Morales
Title:	CEO

Exhibit 1.1

Specifications

The Specifications for Definity® and Luminity® have been established based on the regulatory approvals for the Product and have been separately acknowledged by the Parties in writing.

Exhibit 1.2

Territory

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Exhibit 1.3

Pricing

COMMERCIAL BATCH/LOT PRODUCTION PRICES:

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